Exhibit 10.3

Execution Copy

Wells Fargo Bank, National Association 375 Park Avenue New York, NY 10152 Attn: Structuring Services Group Email: CorporateDerivativeNotifications@wellsfargo.com

DATE:	December 6, 2016

TO:	Teradyne, Inc.
600 Riverpark Drive
North Reading, MA 01864
ATTENTION:	Michael Callahan
EMAIL:	Michael.callahan@teradyne.com
TELEPHONE:	(978) 370-3546

FROM:	Wells Fargo Bank, National Association
SUBJECT:	Base Warrant Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Wells Fargo Bank, National Association (“Dealer”) and Teradyne, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Option Transaction, and each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as context requires. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions as published by ISDA.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation, together with the Agreement as defined below, evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates and supersedes all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall supplement, form a part of and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Dealer and Counterparty had executed an agreement (the “Agreement”) in such form (without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer with a “Threshold Amount” of USD 20.0 million and to Dealer with a “Threshold Amount” of 3% of the stockholders’

equity of Wells Fargo & Company, in each case, as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (y) the term “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term did not include obligations in respect of deposits received in the ordinary course of a party’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date. In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 6, 2016.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European.

Warrant Type:	Call.

Seller:	Counterparty.

Buyer:	Dealer.

Shares:	The common stock, par value USD 0.125 per share, of Counterparty (the “Issuer”) (ticker symbol “TER”).

Number of Warrants:	For each Component of the Transaction, as provided in Schedule B to this Confirmation.

Warrant Entitlement:	One Share per Warrant.

Strike Price:	As provided in Schedule A to this Confirmation.

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	December 12, 2016.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Dealer whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Issuer, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Issuer by email to the email address provided by Issuer in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or information with respect to which the Calculation Agent has an obligation to keep confidential under applicable law, regulation, policy or contract used by it for such determination or calculation.

Procedures for Exercise: In respect of any Component

Expiration Time:	The Valuation Time.

Expiration Date(s):	As provided in Schedule B to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is a Disrupted Day or an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Settlement Price for the Final Disruption Date shall be a price per Share determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event (other than a Regulatory Disruption) occurs on any Expiration Date, (i) the Calculation Agent, acting commercially reasonably may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the Settlement Price for such Disrupted Day may be adjusted by the Calculation Agent as appropriate on the basis of the nature and duration of the relevant Market Disruption Event. Any day on which the Exchange is scheduled as of the Trade Date to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Disruption Date:	As provided in Schedule A to this Confirmation.

Automatic Exercise:	Applicable for each Component and its related Expiration Date; provided that Section 3.4(a) of the Equity Definitions shall apply as if Cash Settlement applied.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended (i) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”; (ii) by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material”; and (iii) by adding the words “or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Dealer determines in its reasonable discretion based on advice of counsel that it is advisable in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Dealer to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction. Dealer shall (to the extent not in violation of applicable law, regulation, policy or contractual obligations) notify Counterparty as soon as reasonable practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Dealer’s ability to engage in or unwind any hedging transactions related to the Transaction.”.

Valuation: In respect of any Component:

Valuation Date:	The Expiration Date.

Settlement Terms: In respect of any Component:

Settlement Method Election:	Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Counterparty may elect Cash Settlement only if Counterparty represents and warrants to Dealer in writing on the date of such election that (A) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, (B) Counterparty is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty (including contingent liabilities), and Counterparty has the ability to pay its debts and obligations as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Counterparty.

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the scheduled First Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	If Net Share Settlement is applicable, then on the relevant Settlement Date, Counterparty shall deliver to Dealer a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Dealer, and cash in lieu of any fractional Shares valued at the Settlement Price for the Valuation Date corresponding to such Settlement Date.

If, in the good faith reasonable judgment of Dealer, the Shares deliverable hereunder for any reason would not be immediately freely transferable by Dealer under Rule 144 (or any successor provision, collectively, “Rule 144”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding the fact that such Shares are not freely transferable by Dealer under Rule 144 or (y) require that such delivery take place pursuant to paragraph 5(h) below.

Net Share Amount:	The Option Cash Settlement Amount divided by the Settlement Price, each determined as if Cash Settlement applied.

Option Cash Settlement Amount:	For any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess of the Settlement Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero).

Cash Settlement:	If Cash Settlement is applicable, on the relevant Settlement Date, Company shall pay to Dealer an amount of cash in USD equal to the Option Cash Settlement Amount.

Settlement Currency:	USD

Settlement Price:	On any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TER <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent).

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to paragraph 5(h)(i) hereof.

Other Provisions Applicable to Net Share Settlement:	The provisions of Sections 9.1(c), 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.8, 9.9, 9.10, 9.11 (as modified herein), 9.12 and 10.5 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Dividends:

Dividend Adjustments:	In respect of any Extraordinary Dividend, the Calculation Agent may adjust the Strike Price and the Number of Warrants to preserve the fair value of the Warrants to Dealer after taking into account such Extraordinary Dividend as of the relevant ex-dividend date.

Extraordinary Dividend:	Any Dividend (i) that has an ex-dividend date occurring on or after the Trade Date and on or prior to the final Expiration Date and (ii) the amount or value of which differs from the Ordinary Dividend Amount for such Dividend, as determined by the Calculation Agent. If no ex-dividend date for a Dividend on the Shares occurs in any regular quarterly dividend period of Counterparty that falls, in whole or in part, after the Trade Date and on or prior to the final Expiration Date, then an Extraordinary Dividend of USD 0.00 shall be deemed to have been paid during such period with a deemed ex-dividend date that is the earliest to occur of (x) the last Scheduled Trading Day in the regular quarterly dividend period, (y) the Expiration Date for the relevant Component and (z) an Early Termination Date or any other day as of which the Transaction is terminated or cancelled.

Dividend:	Any cash dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Ordinary Dividend Amount:	For the first Dividend on the Shares for which the ex-dividend date occurs during any regular quarterly dividend period of Counterparty, USD 0.06, and for any other Dividend on the Shares for which the ex-dividend date occurs during the same regular quarterly dividend period, USD 0.00.

Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided further that, adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Shares. Notwithstanding anything to the contrary herein, any cash dividend or distribution on the Shares, whether or not extraordinary, shall be governed by the “Dividends” provisions above in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

In addition, if a Disrupted Day occurs, the Calculation Agent may adjust any relevant terms of the Transaction as it determines appropriate to account for the economic effect on the Transaction of such occurrence.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by (a) deleting the text in clause (i) thereof in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) inserted immediately prior to the period thereof the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequences of Merger Events:

Merger Event:

Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under paragraph 5(d) of this Confirmation, the provisions of Section 12.2 of the Equity Definitions will apply; provided further that Section 12.1(b) of the Equity Definitions is hereby amended by (i) adding the words “or Issuer” after the words “relevant Shares”; (ii) deleting the word “or” after the parenthetical in line 10 thereof; (iii) deleting the remainder of Section 12.1(b) following the definition of “Reverse Merger” in subsection (iv) thereof; (iv) adding the words “(v) the sale or transfer of all or substantially all of the assets of the Issuer, (vi) any acquisition by Issuer or any of its subsidiaries where the estimated value of the aggregate value transferable by or to the Issuer or its subsidiaries exceeds 35% of the market capitalization of the Issuer, in each case, as determined by the Calculation Agent as of the date such acquisition is first announced, (vii) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests or other ownership interest in the Issuer’s subsidiaries) or other similar event by Issuer or any of its subsidiaries where the estimated value of the aggregate value transferable to or from the Issuer or its subsidiaries exceeds 15% of the market capitalization of the Issuer, in each case, as determined by the Calculation Agent as of the date such transaction is first announced or (viii) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise)” after subsection (iv).

Notwithstanding anything to the contrary contained in this Confirmation, if an event is both a Merger Event and a Potential Adjustment Event, such event shall be treated as a Merger Event and not as a Potential Adjustment Event.

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Component Adjustment.

Consequences of Tender Offers:

Tender Offer:	Applicable; provided that (i) Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%”, (ii) the definition of “Tender Offer” in Section 12.1 of the Equity Definitions shall be amended by replacing the words “voting shares” in the fourth line thereof with the word “Shares”; (iii) the definition of “Tender Offer Date” in Section 12.1 of the Equity Definitions shall be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”; and (iv) if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and an Additional Termination Event under paragraph 5(d) of this Confirmation, the provisions of Section 12.3 of the Equity Definitions will apply.

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:

For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language after the parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to a date following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3) determined by the Calculation Agent in its commercially reasonable discretion”.

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Counterparty being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the issuer of the Affected Shares and the entity that will be the issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then, at Dealer’s election, the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”; (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”; (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof; (iv) replacing the words “a firm intention” with the words “(a) any intention, or (b) any substantial steps taken,” in the second and fourth lines thereof.

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest to occur of the date on which the transaction described in any Announcement Event (as amended or modified) is cancelled, withdrawn, discontinued or otherwise terminated or the Expiration Date, Early Termination Date or other date of cancellation or termination in respect of each Component (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the cumulative economic effect on such Component of the Announcement Event (without duplication in respect of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction during the period from the Announcement Event to the Announcement Event Adjustment Date); provided that, for the avoidance of doubt (x) subject to clause (y) immediately below, in no event shall the modification or amendment of the terms of a transaction described in an Announcement Event constitute a new, additional or different Announcement Event hereunder, (y) if, subsequent to the Announcement Date, there are any modifications or amendments to the terms of a transaction described in an Announcement Event, the Calculation Agent may take into account the cumulative economic effect of all such modifications or amendments and (z) the occurrence of an Announcement Event Adjustment Date in respect of the cancellation, withdrawal, discontinuation or other termination of the transaction described in an Announcement Event (as amended or modified) shall not preclude the occurrence of a later Announcement Date with respect to such transaction. If the Calculation Agent determines that such cumulative economic effect on any Component is material, then on the Announcement Event Adjustment Date for such Component, the Calculation Agent may make such adjustment to the exercise, settlement, payment or any other terms of such Component as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Component, as the case may be.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that

(I) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”; (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”; (iii) immediately before the phrase “it has become illegal” in clause (X) thereof, adding the phrase “it will, or there is a substantial likelihood that it will, within the next 10 calendar days, but before the Termination Date of the Transaction become, or”, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the following proviso to the end of clause (Y) thereof: “provided that such party has used commercially reasonable efforts to avoid such increased cost on terms reasonably acceptable to the Hedging Party” (it being understood that such party need not take any action that does not meet the Avoidance Criteria)”; and

(II) Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following at the end thereof: “(to the extent an event constitutes a Change in Law pursuant to clause (Y) of Section 12.9(a)(ii) of the Equity Definitions and an Increased Cost of Hedging, such event shall be deemed to only constitute an Increased Cost of Hedging)”.

Avoidance Criteria:

“Avoidance Criteria” means, with respect to an action, as determined by the Hedging Party in good faith, that:

(i) such action is legal and complies with all applicable regulations, rules (including by self-regulatory organizations) and policies (including internal policies),

(ii) if such party is to establish one or more alternative Hedge Positions, there is sufficient liquidity in those alternative Hedge Positions available for that Hedging Party to hedge,

(iii) by taking such action, there would not be a material risk that such Hedging Party would incur, any one or more of an increased performance cost or hedging cost, additional tax, duty, expense, fee or penalty or, increased capital charges, or a material operational or administrative burden,

(iv) is known by the party triggering the consequence of the relevant Additional Disruption Event or generally known by market participants,

(v) would not require the Hedging Party to enter into any position or positions that would, either alone or in aggregate, have any impact on any relevant investment quota, position limitation or other similar investment level restriction to which that Hedging Party is subject,

(vi) would not result in the occurrence of any Event of Default, Termination Event, Potential Adjustment Event or Extraordinary Event, or any other event that may trigger either a termination or cancellation of the Transaction or any adjustment to the economic terms of the Transaction,

(vii) would not require the Hedging Party to make to any government or regulatory authority any additional filing or submission or any filing or submission that would result in any change of status or position of that Hedging Party in accordance with any relevant securities laws, rules and regulations and

(viii) would not otherwise have any material adverse consequence for the Hedging Party.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:

Applicable; provided that the Hedging Party shall use commercially reasonable efforts to avoid a Hedging Disruption on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria); provided further that:

(I) Section 12.9(a)(v) of the Equity Definitions is hereby modified by (i) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date”, and (ii) inserting the following three phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. For the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”, and

(II) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that the Hedging Party shall use commercially reasonable efforts to avoid an Increased Cost of Hedging on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Loss of Stock Borrow:	Applicable; provided that (a) Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost equal to or less than the Maximum Stock Loan Rate”, and (b) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (I) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (II) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence; provided further that the Hedging Party shall use commercially reasonable efforts to avoid a Loss of Stock Borrow on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Borrow Cost:	The cost to borrow the relevant Shares, as determined by the Calculation Agent on the relevant date of determination. Such costs shall include (a) the spread below FED-FUNDS earned on collateral posted in connection with such borrowed Shares, net of any costs or fees, and (b) any stock loan borrow fee payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety, (iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, (iv) replacing the word “rate” in clause (Y) of the final sentence therein with the words “Borrow Cost”, and (v) deleting clause (X) of the final sentence; provided further that the Hedging Party shall use commercially reasonable efforts to avoid an Increased Cost of Stock Borrow on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Initial Stock Loan Rate:	Zero basis points through December 15, 2023, and 25 basis points thereafter, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

FED FUNDS:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG

Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line.

Determining Party:	Dealer for all applicable Extraordinary Events and any Announcement Event.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Mutual Representations, Warranties and Agreements.

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(b)	Securities Act. The offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) thereof. Accordingly, it represents and warrants to the other party that (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and/or is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iii) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(d)	Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

4. Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement dated as of the Trade Date among Counterparty, Barclays Capital Inc. and Merrill

Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers party thereto (the “Purchase Agreement”) relating to the issuance of USD 400,000,000 principal amount of 1.25% convertible senior unsecured notes due 2023 (the “Convertible Notes”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein;

(b)	the Shares of Counterparty initially issuable upon exercise of the Warrant (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Counterparty. The Warrant Shares have been duly authorized and, when delivered as contemplated by the terms of the Warrant following its exercise in accordance with the terms and conditions thereof, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any pre-emptive or similar rights;

(c)	Counterparty shall immediately provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(d)	(A) Counterparty is acting for its own account, and it is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) Counterparty has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (C) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction), (D) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction, (E) Counterparty is exercising independent judgment in evaluating the communications (written or oral) of Dealer or any of its affiliates, and (F) Counterparty has total assets of at least USD 50,000,000 as of the date hereof;

(e)	Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction (a copy of which, and such other certificates as Dealer may reasonably request, Counterparty shall deliver to Dealer on or before the Trade Date) and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto;

(f)	Counterparty has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder) in connection with the Transaction;

(g)	Counterparty is not as of the Trade Date and as of the date on which Counterparty delivers any Termination Delivery Units, and shall not be after giving effect to the Transactions “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(h)	Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(i)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(j)	Counterparty is not, and after giving effect to the Transactions will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)	Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(l)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(m)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of, or facilitating a distribution of, the Shares (or any security convertible into or exchangeable for the Shares);

(n)	Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and paragraph 4(b) of this Confirmation; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions;

(o)	to Counterparty’s actual knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to Counterparty or the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares;

(p)	Counterparty has not entered into any obligation or undertaking that would contractually limit it from effecting Net Share Settlement under this Transaction and it agrees not to enter into any such obligation or undertaking during the term of this Transaction;

(q)	Counterparty shall not take any action to decrease the number of Available Shares below the Maximum Amount (each as defined below);

(r)	(x)(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) other than the distribution of the convertible notes subject to the Purchase Agreement and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b) and 102(b) of Regulation M until the second Exchange Business Day immediately following the Trade Date, and (y)(A) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b) and 102(b) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period;

(s)	During the Settlement Period and on any other Exercise Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer; and

(t)	Counterparty agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 purchases during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. Counterparty acknowledges that a Public Announcement could result in the occurrence of a Regulatory Disruption and the parties agree that any such occurrence shall be treated as a Potential Adjustment Event hereunder and as an Additional Termination Event with this Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party.

5. Other Provisions:

(a)	Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Warrant Equity Percentage as determined on such day is (i) equal to or greater than 8.0% or (ii) greater by 0.5% than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the Trade Date). The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the product of the Number of Warrants in aggregate and the Warrant Entitlement under this Transaction and any other warrant transaction between the parties and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and out-of-pocket expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction and the Agreement without the consent of Counterparty to any affiliate of Dealer, or to any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, in each case, (i) as a result of such transfer or assignment, Counterparty shall not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (ii) such transferee provides either an IRS Form W-9 or W-8ECI (or successor form).

If at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant state corporate law or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders or organizational documents or contracts of Counterparty that are applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, as determined by Dealer in its reasonable discretion, under Applicable Laws (including, without limitation, “interested stockholder” status under Massachusetts General Laws Chapter 110F) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an

“Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(d)	Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any of the following Additional Termination Events, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon termination of the Affected Transaction, a Transaction with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect and, for the avoidance of doubt, shall be subject to all relevant provisions and adjustments as if an Additional Termination Event had not occurred:

(i)	if at any time Dealer, despite using reasonable efforts, is unable, or determines, based on advice of counsel, that it is inadvisable, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) or Dealer determines, based on advice of counsel, that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with such applicable legal, regulatory or self-regulatory requirements or related policies and procedures;

(ii)	a “person” or “group,” other than Counterparty and its wholly owned subsidiaries files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Counterparty’s capital stock that is at the time entitled to vote by the holder thereof in the election of Counterparty’s board of directors (or comparable body);

(iii)	the consummation of (A) any recapitalization, reclassification or change of Counterparty’s common stock (other than changes resulting from a subdivision or combination) as a result of which Counterparty’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of Counterparty pursuant to which Counterparty’s common stock will be converted into cash, securities or other property or assets (or any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Counterparty and its subsidiaries, taken as a whole, to any person other than one of Counterparty’s wholly owned subsidiaries;

(iv)	the adoption of a plan relating to Counterparty’s liquidation or dissolution; or

(v)	Counterparty’s common stock or other shares of capital stock or reference property into which the Convertible Notes are convertible is neither listed for trading on the Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, any transaction or event described above will not constitute an Additional Termination Event if, in connection with such transaction or event, or as a result therefrom, a transaction described in clause (ii) or (iii) above occurs and at least 90% of the consideration paid for Counterparty’s common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of common stock traded on any of the Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction, the Convertible Notes become convertible into a combination of cash (in respect of an amount up to, and including, the principal portion of such Convertible Notes) and reference property comprised of such consideration.

(e)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(f)	No Netting and No Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(g)

Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Counterparty owes Dealer any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default under Section 5(a)(i), (ii), (iii), (iv), (v), (vi) or (viii) in which Counterparty is the Defaulting Party that resulted from an event or events within Counterparty’s control or a Termination Event under Section 5(b) of the Agreement with respect to which Counterparty is an Affected Party and that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) unless Counterparty elects to satisfy such Payment Obligation by delivery of cash by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the shares (where “material” shall have the meaning set forth in paragraph 5(l) below); provided that Dealer shall have the right, in its sole discretion and notwithstanding any election by Counterparty to the contrary, to elect to satisfy any such Payment Obligation (x) by delivery of Termination Delivery Units or (y) by delivery of cash in the event of (i) an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash or (ii) Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Where Counterparty is required to deliver Termination Delivery Units Counterparty shall deliver to Dealer a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such Payment Obligation). In addition, if, in the good faith reasonable judgment of Dealer, for any reason, the Termination

Delivery Units deliverable pursuant to this paragraph would not be immediately freely transferable by Dealer under Rule 144, then Dealer may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) require that such delivery take place pursuant to paragraph 5(j) below. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default, Additional Disruption Event or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(h)	Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, based on advice of counsel, following any delivery of Shares or Termination Delivery Units to Dealer hereunder, such Shares or Termination Delivery Units would be in the hands of Dealer, or its affiliates, subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Termination Delivery Units pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Termination Delivery Units) (such Shares or Termination Delivery Units, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Counterparty, unless waived by Dealer. Notwithstanding the foregoing, solely in respect of any Number of Warrants exercised or deemed exercised on any Expiration Date, Counterparty shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement (as defined below) or Registered Settlement (as defined below) for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.

(i)

If Counterparty elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer or its affiliates, as the case may be, due diligence rights (for Dealer or its affiliates or any designated buyer of the Restricted Shares by Dealer or its affiliates), opinions and certificates, and such other documentation as is customary for private placement agreements of substantially similar size for similar issuers, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the commercially reasonable discount (in the case of settlement of Termination Delivery Units pursuant to paragraph 5(g) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Scheduled Trading Day following notice by Dealer to Counterparty, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date described in paragraph 5(g) (in the case of settlement of Termination Delivery Units) or on the Settlement Date (in the case of settlement in Shares pursuant to Section 2 above).

(ii)	If Counterparty elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the beginning of the Resale Period (as defined below)) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares (and any Make-whole Shares) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it (or its affiliates) shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (and any Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above) and (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) under the Securities Act.

(iii)

(A) If (ii) above is applicable and the Aggregate Option Settlement Amount or the Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value (as defined below) of the Aggregate Option Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer by the open of the regular trading session on the Exchange on the Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”), at Counterparty’s option, either in cash or in a number of Shares (“Make-whole Shares”; provided that the aggregate number of Shares and Make-whole Shares delivered shall not exceed the Maximum Amount) that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Counterparty elects to pay the Additional Amount in Make-whole Shares, the requirements and provisions for either Private Placement Settlement or Registration Settlement shall apply to such payment.

This provision shall be applied successively until the Additional Amount is equal to zero, subject to paragraph 5(k) below. “Freely Tradeable Value” means the value of the number of Shares delivered to Dealer which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Dealer, as determined by the Calculation Agent by commercially reasonable means.

(B) If (ii) above is applicable and the realized net proceeds from such resale (including the sale of any Make-whole Shares) exceed the Aggregate Option Settlement Amount or the Payment Obligation, as applicable, or if (i) above is applicable and the realized net proceeds from such resale (including the sale of any Make-whole Shares) exceed the Freely Tradeable Value (as defined below) of the Aggregate Option Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, Dealer shall transfer to Counterparty the amount of such excess (the “Dealer Additional Amount”), at Counterparty’s option, either in cash or in a number of Shares (“Dealer Make-whole Shares”) that has a value equal to the Dealer Additional Amount, as determined by Dealer. The transfer of the Dealer Additional Amount shall be made (x) if in cash, by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period, and (y) if in Shares, one Settlement Cycle following the date Dealer is able, using commercially reasonable efforts, to purchase Dealer Make-whole Shares. This provision shall be applied successively until the Dealer Additional Amount is equal to zero.

(iv)	Without limiting the generality of the foregoing, Counterparty agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (A) may be transferred by and among Dealer and its affiliates and Counterparty shall effect such transfer without any further action by Dealer and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any settlement date for such Restricted Shares, Counterparty shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i), (ii) or (iii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring the Issuer to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40-25 as in effect on the relevant Trade Date (including, without limitation, where the Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Termination Delivery Units in respect of such settlement).

(i)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery hereunder (including pursuant to paragraphs 5(h), (j) or (k)) shall be made, to the extent (but only to the extent) that, the receipt of any Shares upon such exercise or delivery would result in the existence of an Excess Ownership Position. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the existence of an Excess Ownership Position. Subject to paragraph 5(c), if any delivery owed to Dealer hereunder or any exercise is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery and Dealer’s right to exercise a Warrant shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, such exercise or delivery would not result in the existence of an Excess Ownership Position.

(j)	Share Deliveries. Counterparty acknowledges and agrees that, to the extent that Dealer is not then an affiliate, as such term is used in Rule 144 under the Securities Act, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Dealer shall not be considered such an affiliate of Counterparty solely by reason of its receipt of or right to receive Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 under the Securities Act applicable to it, any Shares or Termination Delivery Units delivered hereunder at any time after 1 year from the Premium Payment Date shall be eligible for resale under Rule 144 under the Securities Act, and Counterparty agrees to promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Termination Delivery Units. Counterparty further agrees that with respect to any Shares or Termination Delivery Units delivered hereunder at any time after 6 months from the Premium Payment Date but prior to 1 year from the Premium Payment Date, to the extent that Counterparty then satisfies the current information requirement of Rule 144 under the Securities Act, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from the certificates representing such Shares or Termination Delivery Units upon delivery by Dealer to Counterparty or such transfer agent of any customary seller’s and broker’s representation letters in connection with resales of such Shares or Termination Delivery Units pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer. Counterparty further agrees and acknowledges that Dealer shall run a holding period under Rule 144 under the Securities Act with respect to the Warrants and/or any Shares or Termination Delivery Units delivered hereunder notwithstanding the existence of any other transaction or transactions between Counterparty and Dealer relating to the Shares. Counterparty further agrees that Shares or Termination Delivery Units delivered hereunder prior to the date that is 6 months from the Premium Payment Date may be freely transferred by Dealer to its affiliates, and Counterparty shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, the certificates representing such Shares or Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 under the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, including without limitation to lengthen or shorten the holding periods, the agreements of Counterparty herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Counterparty, to comply with Rule 144 under the Securities Act, including Rule 144, as in effect at the time of delivery of the relevant Shares or Termination Delivery Units.

(k)

Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Counterparty be required to deliver more than two times the Number of Shares (the “Maximum Amount”) in the aggregate to Dealer in connection with the Transaction, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Amount (such Shares, the “Available Shares”).

(l)	No Material Non-Public Information. On each day during the period beginning on the Trade Date and ending on the day on which Dealer has informed Counterparty in writing that Dealer has completed all purchases or sales of Shares or other transactions to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to Dealer that Counterparty is not aware or in possession of any material non-public information concerning Counterparty or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Counterparty.

(m)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(n)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction except in any U.S. bankruptcy proceedings of Counterparty; provided further that nothing in this paragraph shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(o)	Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(p)	Right to Extend. Dealer may postpone any potential Expiration Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments in a commercially reasonable manner to the Net Share Amount for such Expiration Date), if Dealer determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to (i) preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) enable Dealer or its affiliate to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate.

(q)	Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(r)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Second Method and Loss will apply. The Termination Currency shall be USD. The parties hereby agree that, notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Dealer would owe to Issuer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.

(s)	Governing Law. This Confirmation and the Agreement, and any claims, causes of action or disputes arising hereunder or thereunder or relating hereto or thereto, shall be governed by the laws of the State of New York (without reference to choice of law doctrine that would lead to the application of the laws of any jurisdiction other than New York).

(t)	Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(u)	Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(v)	Understanding and Acknowledgement. Counterparty understands and acknowledges that notwithstanding any other relationship between Counterparty and Dealer (and Dealer’s affiliates), in connection with this Transaction and any other over-the-counter derivative transaction between Counterparty and Dealer or Dealer’s affiliates, Dealer or its affiliates, as the case may be, is acting as principal and is not a fiduciary or adviser to Counterparty in respect of any such transaction, including any entry into or exercise, amendment, unwind or termination thereof.

(w)	Amendments to Equity Definitions. Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(x)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(y)	Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation for U.S. tax purposes and a U.S. person (as that term is defined in Section 7701(a)(30) of the Code).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

(A) Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.

(z)	Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; and (ii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

(aa)	Additional ISDA Schedule Terms

(i) Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(ii) Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.

(iii) Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(iv) In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Counterparty an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Counterparty, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

6. Account Details:

(a)	Account for payments to Counterparty:

To be provided separately by Counterparty.

(b)	Account for payments to Dealer:

ABA: 121-000-248

Wells Fargo Bank, National Association

Charlotte, NC

Internal Acct No. 01020304464228

A/C Name: WFB Equity Derivatives

Account for delivery of Shares to Dealer:

DTC Number:	2072
Agent ID:	52196
Institution ID:	52196

7. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: Charlotte.

8. Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Teradyne, Inc.

600 Riverpark Drive

North Reading, MA 01864

Attention: Michael Callahan

Email: Michael.callahan@teradyne.com

Telephone No.: (978) 370-3546

(b)	Address for notices or communications to Dealer:

Notwithstanding anything to the contrary in the Agreement, all notices to Dealer in connection with the Transaction are effective only upon receipt of email message to CorporateDerivativeNotifications@wellsfargo.com

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Yates
	Name:	Thomas Yates
	Title:	Managing Director

Accepted and confirmed as of the Trade Date:

TERADYNE, INC.

By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	Chief Financial Officer

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD39.9520.

2.	Premium:	USD17,700,600.

3.	Final Disruption Date:	July, 24 2024.

SCHEDULE B

For each Component of the Transaction, the Number of Warrants and Expiration Date are set forth below.

Component Number	Number of Warrants	Expiration Date
1	47,115	March 18, 2024
2	47,115	March 19, 2024
3	47,115	March 20, 2024
4	47,115	March 21, 2024
5	47,115	March 22, 2024
6	47,115	March 25, 2024
7	47,115	March 26, 2024
8	47,115	March 27, 2024
9	47,115	March 28, 2024
10	47,115	April 1, 2024
11	47,115	April 2, 2024
12	47,115	April 3, 2024
13	47,115	April 4, 2024
14	47,115	April 5, 2024
15	47,115	April 8, 2024
16	47,115	April 9, 2024
17	47,115	April 10, 2024
18	47,115	April 11, 2024
19	47,115	April 12, 2024
20	47,115	April 15, 2024
21	47,115	April 16, 2024
22	47,115	April 17, 2024
23	47,115	April 18, 2024
24	47,115	April 19, 2024
25	47,115	April 22, 2024
26	47,115	April 23, 2024
27	47,115	April 24, 2024
28	47,115	April 25, 2024
29	47,115	April 26, 2024
30	47,115	April 29, 2024
31	47,115	April 30, 2024
32	47,115	May 1, 2024
33	47,115	May 2, 2024
34	47,115	May 3, 2024
35	47,115	May 6, 2024
36	47,115	May 7, 2024
37	47,115	May 8, 2024
38	47,115	May 9, 2024
39	47,115	May 10, 2024
40	47,115	May 13, 2024
41	47,115	May 14, 2024
42	47,115	May 15, 2024
43	47,115	May 16, 2024
44	47,115	May 17, 2024
45	47,115	May 20, 2024
46	47,115	May 21, 2024
47	47,115	May 22, 2024
48	47,115	May 23, 2024
49	47,115	May 24, 2024
50	47,115	May 28, 2024

51	47,115	May 29, 2024
52	47,115	May 30, 2024
53	47,115	May 31, 2024
54	47,115	June 3, 2024
55	47,115	June 4, 2024
56	47,115	June 5, 2024
57	47,116	June 6, 2024
58	47,116	June 7, 2024
59	47,116	June 10, 2024
60	47,116	June 11, 2024
61	47,116	June 12, 2024
62	47,116	June 13, 2024
63	47,116	June 14, 2024
64	47,116	June 17, 2024
65	47,116	June 18, 2024
66	47,116	June 19, 2024
67	47,116	June 20, 2024
68	47,116	June 21, 2024
69	47,116	June 24, 2024
70	47,116	June 25, 2024
71	47,116	June 26, 2024
72	47,116	June 27, 2024
73	47,116	June 28, 2024
74	47,116	July 1, 2024
75	47,116	July 2, 2024
76	47,116	July 3, 2024
77	47,116	July 5, 2024
78	47,116	July 8, 2024
79	47,116	July 9, 2024
80	47,116	July 10, 2024